Exhibit 99.1

May 2006 Company Fact Sheet HORNBECK OFFSHORE SERVICES, INC. NYSE: HOS
Leading the New Generation
WWW.HORNBECKOFFSHORE.COM

•	Industry Leading Returns. Hornbeck’s younger, more advanced fleet of new generation offshore supply vessels (OSVs) allows for premium pricing with roughly the same operating costs as older, conventional 180’ OSVs. As a result, the Company’s OSV segment has consistently delivered industry leading growth, margins and returns.

•	OSV Fundamentals Remain Strong. The Gulf of Mexico (GoM) continues to be one of the world’s most active oil and gas regions. Fleetwide average OSV dayrates are currently above $19,000, with leading edge dayrates above $30,000. With increased E&P capital spending on deepwater projects, heightened worldwide demand for oil and gas and on-going repair work in the aftermath of recent hurricanes, the Company believes that demand for new generation vessels will support a robust dayrate environment lasting beyond 2007.

•	Substantial Increase in TTB Margins. Over the past two quarters, the Company’s tug and tank barge (TTB) operating margins have nearly doubled the historical average for this segment. Dayrates and utilization have recently increased due to a change in fleet complement from smaller, single-hulled barges to larger, double-hulled barges and a strategic shift in contract mix to more time charters. Hornbeck believes these higher margin levels are sustainable for the foreseeable future.

•	Expanded Growth Initiatives. The Company’s expansion is focused on meeting increasing customer demands for advanced technologies and capabilities. Upon completion of Hornbeck’s active and pending newbuild programs, its OSV fleet capacity will more than double to 125,000 deadweight tons (dwt) and its TTB fleet capacity will increase by 31% to 2.0mm barrels. Total capital expenditures for all active and pending programs are now estimated at $570mm with deliveries ranging from 2007 through early 2009.

•	Recent Market Diversification. Hornbeck has recently broadened its customer base by expanding its service-offering in each segment. The Company was recently able to demonstrate the enhanced capabilities of its 240 ED class OSVs to the U.S. military, which secured long-term contracts for four vessels outside of the traditional oilfield market. Hornbeck was also able to leverage its OSV customer relationships by supporting deepwater well tests in the GoM with double-hulled tank barges.

Price (May 12, 2006)	$37.58

Stock Data

Fiscal Year-End:	December
Symbol / Exchange:	HOS /NYSE
52-Week Range:	$20.10-$ 40.73
Diluted Common Shares O/S:	27.7mm
Market Capitalization:	$1,041.0mm
Total Enterprise Value:	$1,053.0mm
Average Daily Volume (L3M):	427,671
Insider Ownership 1):	4.6%
13F Institutional Ownership:	84.6%

Financial Data (unaudited)

	31-Dec-2005	31-Mar-2006
Total Cash:	$272mm	$287mm
Total Debt:	$299mm	$299mm
Total Stockholders’ Equity:	$430mm	$446mm
Net Debt / Net Book Capitalization:	5.9%	2.6%

Results & Guidance	2005A		2006E		2007E
EBITDA ($mm) 2,3):	$97.3		$145-$150		$160-$ 170
EPS 3):	$1.64		$2.49-$2.60		$2.70-$ 2.92
Trading Multiples
TEV / EBITDA 2):	10.8	x	7.1	x	6.4	x
P / E:	22.9	x	14.7	x	13.4	x

Segment Data

EBITDA Mix	2005A	2006E 4)	2007E 4)
OSV:	74%	70%	72%
Tug & Tank Barge:	26%	30%	28%

Current & Projected Fleet Mix5)
No. of Current OSVs / FSVs:	25 /1
No. of Current Tugs / Tank Barges:	14 /18
No. of Projected OSVs / MPSVs5):	9 / 2
No. of Projected Tugs / Tank Barges5):	4 / 4

Stock Price (Mar 2004 IPO - Present)

1)	Represents executive officers and directors as disclosed in the latest Proxy Statement on file with the SEC.

2)	EBITDA is a non-GAAP financial measure; see page 4 for GAAP reconciliation.

3)	Guidance for EBITDA and EPS is adjusted to exclude stock-based compensation expense.

4)	Based on mid-point of latest reported Company guidance.

5)	Includes vessels from recently announced MPSV Conversion Program, Phase 2 of OSV Newbuild Program #4, TTB Newbuild Program #2 and the previously retired Energy 8701, which now has an OPA 90 retirement date of 2015.

©2006 Hornbeck Offshore Services, Inc.

All Rights Reserved.

May 2006

COMPANY OVERVIEW

Hornbeck Offshore Services, Inc., a diversified marine service company headquartered in Covington, Louisiana, is a leading provider of technologically advanced, new generation OSVs primarily in the GoM and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck currently owns and operates a fleet of 60 vessels primarily serving the energy industry.

OFFSHORE SUPPLY VESSELS (UPSTREAM)

Hornbeck has the second largest new generation OSV fleet in the GoM with an estimated (post-newbuild) market share of 22%, compared to 13% for all other public companies combined. With visible demand in the GoM in what appears to be a protracted, multi-year cycle beyond 2007, Hornbeck is well-positioned in the higher-margin, new generation segment with its multi-class fleet of OSVs.

Hornbeck’s average dayrates have roughly doubled since its March 2004 IPO to a current average of just over $19,000 at full practical utilization, with leading-edge spot dayrates running well above that level. With only 21% of its fleetwide available OSV days contracted next year, the Company expects to continue being able to take advantage of the currently robust dayrate environment.

Currently, about one-third of the OSV fleet is either working internationally or in non-oilfield service (military). In addition, Hornbeck recently acquired a key shore-base logistics facility in Port Fourchon, LA, which was renamed HOS Port. This acquisition will enable the Company to expand its OSV service-offering through the base by providing dockage, stevedoring, fuel, drilling fluids, potable water, storage and logistics for its OSV customer base.

TUGS & TANK BARGES (DOWNSTREAM)

With five newly constructed double-hulled tank barges placed in service during 2005, annual downstream EBITDA is expected to continue generating sufficient cash flow to cover 100% of company-wide debt service and deferred drydocking charges for the foreseeable future. In addition, Hornbeck has recently diversified its TTB segment into upstream services, such as support of deepwater well tests, and the transportation of ethanol products.

Operating margins for this segment have recently expanded from the mid-teens, historically, to an average of 28% for the past two quarters, due to the delivery of larger double-hulled tank barges during 2005 and a shift in contract mix from contracts of affreightment to time charters. Hornbeck believes that this shift in contract mix will mitigate the impact of seasonality and increase the predictability of segment cash flows. Upon completion of its latest TTB newbuild program, 55% of the Company’s tank barge fleet barrel-carrying capacity will be double-hulled, up from 46% today and 7% at the end of 2004.

UPDATE ON PENDING GROWTH INITIATIVES

MPSV Conversion Program. The Company recently agreed to contract terms with regard to the retrofit and conversion of two sulfur tankers into 370-ft multi-purpose supply vessels, or MPSVs, for delivery in 2007. The aggregate cost for these two 10,300 dwt vessels is now estimated to be in the range of $100mm to $110mm, depending on final outfitting. Design enhancements and higher shipyard labor and material costs, particularly since Katrina and Rita, drove the cost increases from the original plan. However, Hornbeck believes that the MPSVs, with the additional customer-driven design features, will command market dayrates that are at least commensurate with the increased investment.

OSV Newbuild Program #4. This program now consists of two phases. Phase 2 is comprised of a mix of nine 240 ED/EDF class OSVs. Hornbeck has recently executed shipyard contracts for seven of these vessels, with options for the remaining two OSVs. The aggregate cost of this phase, which will add about 26,000 dwt of OSV fleet capacity, is estimated to be $185mm. The Company recently decided that, given the complexity and unique design attributes of the innovative new proprietary class of high-end OSVs originally contemplated under Phase 1 of this program and with the proven success of its existing 240 ED class design, it would be prudent to reschedule Phase 1 until more favorable shipyard conditions materialize.

TTB Newbuild Program #2. This program calls for the construction of approximately 400,000 barrels of aggregate double-hulled tank barge carrying capacity and related offshore tugs for an estimated total cost of $105mm. Currently, three 60,000-barrel tank barges are contracted and under construction, and Hornbeck recently agreed to acquire four 3,000 hp tugs for retrofit and conversion under this program. The Company continues to seek bids for the remaining 220,000 barrels of double-hulled barge capacity and additional power units. Vessel deliveries for this program range from early 2007 through mid-2008.

Pro Forma Run-Rate Guidance. Hornbeck believes that the pro forma adjusted EBITDA-generating capacity of its current and projected fleet, excluding Phase 1 of OSV Newbuild Program #4, would be approximately $242 million for the full year 2006, given the assumptions outlined in the reconciliation table and related footnotes on page four. The corresponding adjusted EPS for this pro forma illustration would be approximately $4.06.

Excess “Dry Powder” Liquidity. Based on current projections of operating cash flow during the roughly 2.5 year construction period for these pending growth initiatives, Hornbeck believes that, without drawing on its $100mm revolver or issuing additional long-term capital, it could deploy up to $150mm of its current $287mm cash position for further expansion, such as potential future acquisitions, and still maintain a minimum cash balance of $25mm.

Page 2	©2006 Hornbeck Offshore Services, Inc.
All Rights Reserved

May 2006

AN INDUSTRY LEADING POSITION…

Premium OSV Fleet Dayrates 1)	Higher OSV Fleet Utilization 1)

Average Dayrate Premium = $4,603, or 1.7x OSV Peers	Hornbeck Average Utilization = 93%
Effective Dayrate Premium = $6,086, or 2.5x OSV Peers	OSV Peer Average Utilization = 64%

…GENERATING SIGNIFICANT GROWTH & INDUSTRY LEADING MARGINS

Historical & Projected Growth in Total EBITDA ($mm) 2)	Operating Margin 3)

MANAGEMENT EXECUTION TRANSLATES TO STRONG STOCK PERFORMANCE

History of EBITDA2) Guidance	Relative Stock Price Performance (IPO-Present) 4)

1)	Source: Selected company filings from domestic OSV public peer group, which includes TDW, CKH, SBLK and TRMA.

2)	EBITDA is a non-GAAP financial measure; see page 4 for “Regulation G EBITDA Reconciliation” and assumptions for projected and pro forma EBITDA.

3)	Operating margin is defined as GAAP operating income divided by period revenues. OSV Peer group includes GMRK, CKH, and TDW. TTB Peer group includes KEX and TUG.

4)	OSV Peer Group Relative Stock Price Performance average includes TDW, GMRK, CKH, and SBLK. SBLK was excluded following its acquisition by CKH in June 2005.

©2006 Hornbeck Offshore Services, Inc.	Page 3
All Rights Reserved.

Hornbeck Offshore Services Fact Sheet Company Headquarters 103 Northpark Boulevard, Suite 300 Covington, LA 70433 (985) 727-2000 www.HornbeckOffshore.com Reader Advisory and Forward Looking Statements

This Fact Sheet is presented as a brief company overview for the information of investors, analysts and other parties with an interest in the Company. Hornbeck’s management hopes that this Fact Sheet will encourage analysts and investors to investigate more about the Company through its Securities and Exchange Commission (SEC) filings, press releases and other public materials. This Fact Sheet does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. This Fact Sheet contains forward-looking statements, including, in particular, statements about Hornbeck’s plans, strategies and prospects. These statements are based on the Company’s current assumptions, expectations and projections about future events, which are subject to a wide range of business risks. The Company encourages investors to review the information regarding the risks inherent to Hornbeck and its industry, as described in its Annual Report on Form 10-K for the year ended December 31, 2005, copies of which are available free of charge over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at www.hornbeckoffshore.com. This Fact Sheet does not purport to be all-inclusive or to contain all of the information that a reader may desire regarding the structure or the affairs of the Company. Although the Company believes that the assumptions reflected in these forward-looking statements are reasonable, the Company can give no assurance that these assumptions will prove to be correct or that financial or market forecasts, savings or other benefits anticipated in the forward-looking statements will be achieved. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those projected. The information contained in this Fact Sheet is only current as of May 12, 2006 and the Company undertakes no obligation to update this Fact Sheet.

Regulation G EBITDA Reconciliation

This Fact Sheet contains references to the non-GAAP financial measure of earnings (net income) before interest, income taxes, depreciation, amortization and loss on early extinguishment of debt, or EBITDA. The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Reconciliations of EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of such measure to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the SEC.

Reconciliation of EBITDA to Cash Flows Provided by Operating Activities ($mm)

	Year Ended December 31,								Pro Forma 2006E Run-Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006E2	2007E2	Pre-Newbuild 2006E	OSV Expansion[3]	TTB Expansion[3]	Pro Forma Run-rate[4]
Components of EBITDA:
Net income (loss)	$(1.4)	$(1.8)	$(4.5)	$7.0	$11.6	$11.2	$(2.5)	$37.4	$67.8	$73.8	$65.3	$35.2	$9.6	$110.1
Adjustment for loss on early extinguishment of debt, net of taxes[1]	—	—	—	2.0	—	—	14.7	1.1	—	—	—	—	—	—

Net income (loss), as adjusted	$(1.4)	$(1.8)	$(4.5)	$9.0	$11.6	$11.2	$12.2	$38.5	$67.8	$73.8	$65.3	$35.2	$9.6	$110.1
Interest expense, net:
Debt obligations	1.2	5.3	8.2	10.7	16.2	18.5	17.7	12.6	15.0	11.3	10.4	6.5	2.3	19.2
Put warrants	1.5	2.3	7.3	3.0	—	—	—	—	—	—	—	—	—	—
Interest income	(0.1)	(0.1)	(0.3)	(1.5)	(0.7)	(0.2)	(0.4)	(3.2)	(12.1)	(9.9)	(3.6)	(2.3)	(0.8)	(6.7)

Total interest expense, net	2.6	7.5	15.2	12.2	15.5	18.3	17.3	9.4	2.9	1.4	6.8	4.2	1.5	12.5
Income tax expense (benefit)	(0.2)	0.3	1.6	6.8	7.1	6.9	6.4	22.1	39.0	42.4	37.6	20.2	5.5	63.3
Depreciation	0.9	2.4	4.2	6.5	10.4	14.4	17.4	20.0	24.7	29.0	24.7	11.8	4.2	40.7
Amortization	0.4	0.7	1.0	1.2	1.9	3.2	5.7	7.3	8.0	9.8	8.0	1.1	1.0	10.1

EBITDA	$2.3	$9.1	$17.4	$35.6	$46.6	$54.0	$59.1	$97.3	$142.4	$156.4	$142.4	$72.5	$21.8	$236.7
Less: stock-based compensation expense	—	—	—	—	—	—	—	—	5.1	8.6	5.1	—	—	5.1

EBITDA, as adjusted[5]	$2.3	$9.1	$17.4	$35.6	$46.6	$54.0	$59.1	$97.3	$147.5	$165.0	$147.5	$72.5	$21.8	$241.8

	1998	1999	2000	2001	2002	2003	2004	2005	2006E2	2007E2	Pre-Newbuild 2006E	OSV Expansion[3]	TTB Expansion[3]	Pro Forma Run-rate[4]
EBITDA Reconciliation to GAAP:
EBITDA	$2.3	$9.1	$17.4	$35.6	$46.6	$54.0	$59.1	$97.3	$142.4	$156.4	$142.4	$72.5	$21.8	$236.7
Cash paid for deferred drydocking charges	(1.7)	(2.4)	(1.5)	(1.7)	(2.4)	(6.1)	(8.5)	(6.8)	(11.2)	(9.2)	(11.2)	—	—	(11.2)
Cash paid for interest	(0.4)	(4.5)	(7.1)	(5.6)	(19.1)	(19.7)	(24.0)	(17.9)	(18.5)	(18.3)	(18.5)			(18.5)
Changes in working capital[6]	4.7	(0.6)	(2.9)	1.9	(0.5)	(2.0)	(5.0)	5.1	11.8	16.0	9.8	(10.3)	(3.2)	(3.7)
Stock-based compensation expense	—	—	—	—	—	—	—	—	5.1	8.6	5.1	—	—	5.1
Changes in other, net[6]	(1.3)	0.3	(0.1)	0.1	0.3	(0.7)	(0.2)	(1.9)	(0.2)	(0.2)	(0.2)	—	—	(0.2)

Cash flows provided by operating activities	$3.6	$1.9	$5.7	$30.2	$25.0	$25.5	$21.4	$75.8	$129.4	$153.3	$127.4	$62.2	$18.6	$208.2

[1]	Results for 2001 were impacted by a $2.0 million after-tax ($0.19 per diluted share) charge on early extinguishment of debt relating to a July 2001 debt refinancing. Results for 2004 were impacted by a $14.7 million after-tax ($0.75 per diluted share) charge on early extinguishment of debt relating to 91% of the November 2004 refinancing of our 10.625% Senior Notes due 2008. Results for 2005 were impacted by a $1.1 million after-tax ($0.05 per diluted share) charge on early extinguishment of debt relating to the January 2005 redemption of the final 9% of our 10.625% Senior Notes due 2008.

[2]	Reflects mid-point of latest reported Company guidance and estimates for each income statement metric. Company guidance for 2006E and 2007E assumes a full-year contribution from all five new barges delivered in 2005, which is expected to result in TTB segment EBITDA of approximately 30% and 28% of the mid-point of the latest reported company-wide 2006E and 2007E guidance ranges, respectively.

[3]	OSV Expansion column includes a full-year contribution of operating results from new vessels planned for the MPSV conversion program and Phase 2 of OSV Newbuild Program #4. TTB Expansion column includes a full-year contribution of operating results from new vessels planned for the TTB Newbuild Program #2. Total interest expense, net assumes $19.2 of interest expense offset by $6.7 of interest income on a projected post-construction cash balance of $150.0.

[4]	“Pro Forma 2006E Run-Rate” scenario illustrates the estimated incremental operating results from all of the vessels that are currently planned or under construction under the MPSV conversion program, TTB Newbuild Program #2, and Phase 2 of OSV Newbuild Program #4, assuming all of those vessels were placed in service as of January 1, 2006 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization of 95.0% assuming a normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, cash operating expenses and SG&A, are consistent with the Company’s latest 2006E guidance.

[5]	EBITDA, as adjusted, excludes the impact of stock-based compensation expense.

[6]	Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward-looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

©2006 Hornbeck Offshore Services, Inc.

All Rights Reserved.